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                                                                    Exhibit 10.3


             EMPLOYMENT AGREEMENT OF BRADY CHURCHES, dated 11/1/95
             -----------------------------------------------------

                EMPLOYMENT AGREEMENT dated Nov. 1, 1995, effective as of August 14, 1995, by and between MAZEL COMPANY L.P., a Delaware limited partnership, with its principal place of business at 31000 Aurora Road, Solon, Ohio 44139 (hereinafter referred to as the
"PARTNERSHIP"), and Brady J. Churches, an individual residing at 1677 Taylor Corners Circle, Columbus, Ohio 43004 (hereinafter referred to as the "EMPLOYEE").

                WHEREAS, the Partnership wishes to employ the Employee, and the Employee wishes to accept such employment, on the terms contained herein;

                NOW, THEREFORE, the parties hereto agree as follows:

                1. TERM. The Partnership hereby employs the Employee, and the Employee hereby accepts such employment, for an initial term commencing as of the effective date hereof and ending on the fifth anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue in accordance with the terms of this Agreement from year to year thereafter (subject to termination as aforesaid) unless either party notifies the other party in writing prior to thirty (30) days before the expiration of the initial term and each annual renewal thereof (said initial term and any continuation thereof (but not after any such termination) being hereinafter referred to as the "TERM").

                2. DUTIES. The Employee, in his capacity as President-Mazel Retail Division (or such other and comparable titles and positions as shall be given the Employee by ZS Mazel L.P., a


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Delaware limited partnership and the Managing Partner of the
Partnership (the "MANAGING PARTNER")), shall faithfully perform for the Partnership the duties of said offices and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Managing Partner. The Employee shall devote substantially all of his business time and effort to the performance of his duties hereunder. The Employee shall have the right (after consultation with the President of the Partnership) to hire and terminate all employees of the Partnership's Retail Division who are subordinate to the Employee.

                3.   COMPENSATION.

                     3.1     SALARY.   (a) The Partnership shall pay
the Employee during the Term a salary at the rate of Four Hundred Twenty Thousand Dollars ($420,000) per annum (the "ANNUAL SALARY"). Commencing on the first anniversary of the effective date of this Agreement and on each such anniversary thereafter during the Term, the Annual Salary shall be increased by an amount (if a positive number) equal to the product of (i) the Annual Salary in effect immediately prior to such date, multiplied by (ii) the percentage, if any, by which the Consumer Price Index (All Items less Shelter), Urban Wage Earners and Clerical Workers, for the North Central Region/Population Size B, published by the United States Government for the month preceding such date exceeds such index for the comparable month in the preceding year. The Annual Salary may also be increased by such greater amount as the General Partners of the



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Partnership shall determine in their sole discretion.  The Annual Salary shall be payable in equal semi-monthly installments.

                (b) Notwithstanding Section 3.1(a), the Employee shall not be entitled to the Annual Salary otherwise payable under Section 3.1(a) for any period for which the Employee is receiving compensation or other remuneration from Consolidated Stores Corporation, a Delaware corporation, and its subsidiaries (collectively "CONSOLIDATED"); provided that, at such time as the amount of Annual Salary that is not received by virtue of this Section 3.1(b), together with the annual salaries not received by Mark N. Hanners and Jerry D. Sommers under the provisions of their employment agreements similar to this
Section 3.1(b), equals the amount paid by the Partnership pursuant to Section
7.16 (or any predecessor understanding or arrangement), together with the amounts paid by the Partnership under the provisions of Messrs. Hanners' and Sommers' employment agreements similar to Section 7.16 (or any predecessor understanding or arrangement), the Employee shall be entitled to receive fifty percent (50%) of the Annual Salary otherwise payable under Section 3.1(a) for any period for which the Employee is receiving compensation or other remuneration from Consolidated.

                3.2     BENEFITS.   The Employee shall be permitted during the
Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension plans or similar benefits that may be available to other senior executives of the Partnership generally, on the same terms as such other



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executives,  in each case to the extent that the Employee is eligible under the terms of such plans or programs.

                  3.3 EXPENSES - IN GENERAL. The Partnership shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee during the Term in the performance of the Employee's services under this Agreement; provided that the Employee submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Partnership, no later than thirty (30) days after such expenses have been so incurred.

                  3.4     LEGAL  EXPENSES.    The  Partnership  shall reimburse
the Employee for all reasonable legal fees and legal expenses incurred by the Employee for legal services performed in 1995 in negotiating this Agreement up to a total of Ten Thousand Dollars ($10,000); provided that the Employee submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Partnership.

                  3.5 SIGNING BONUSES. (a) In order to induce the Employee to enter into this Agreement and commence employment hereunder, the Partnership agrees to pay to the Employee (if the Employee has commenced employment hereunder) a signing bonus in an amount equal to Six Hundred Twenty Thousand Dollars ($620,000) (the "DEFERRED SIGNING BONUS"), payable on the terms and conditions set forth below.

                  (i) On each of November 1, 1996, December 31, 1996, March 31, 1997 and June 30, 1997, the Partnership shall pay to the Employee an amount equal to Seventy-Seven Thousand Five Hundred Dollars ($77,500).



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          (ii) If the Employee has not terminated his employment hereunder during the "VESTING PERIOD" (as defined below), other than a termination under Section 5.2 because of a "MATERIAL ADVERSE MODIFICATION" (as defined below), then, on the last day of the Vesting Period, the Partnership shall pay to the Employee an amount equal to Three Hundred Ten Thousand Dollars ($310,000) by delivering, at the Partnership's option, either cash or an equivalent principal amount of "PROMISSORY NOTES" (as defined below) in cancellation.

        (b) Notwithstanding clause (a) above, if (i) Employee's employment hereunder is terminated pursuant to Section 5.1 (including, but not limited to, any termination under Section 5.1 on account of a termination by the Employee of his employment hereunder other than as described in Section 5.2) or (ii) the Employee violates the provisions of Section 6 at any time, then the Partnership shall not be obligated to pay any unpaid installment of the Deferred Signing Bonus which would otherwise have been payable had there been no termination pursuant to Section 5.1 and no violation of Section 6.

        (c) Subject to clauses (a) and (b) above, the Deferred Signing Bonus shall be payable to the Employee whether or not the Employee is an employee of the Partnership at the time any installment of the Deferred Signing Bonus is then payable. The Employee may designate in writing to the Partnership a beneficiary to receive the Deferred Signing Bonus.

        (d) For purposes of this Section 3.5 and the other provisions of the Agreement:

          (i) "MATERIAL ADVERSE MODIFICATION" means any material adverse modification or diminution of the Employee's duties or material diminution in the Employee's authority, title or office, which modification or diminution is not cured


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               by the Partnership within fifteen (15) days' written notice from the Employee.

          (ii) "PROMISSORY NOTE" has the meaning given to such term in that certain Note Purchase Agreement, dated as of November 1, 1995, by and between the Employee and the Partnership.

         (iii) "VESTING PERIOD" means the period beginning on the date on which the Employee commences employment with the Partnership hereunder and ending upon the earliest to occur of (A) the Employee's having worked for the Partnership for two (2) years, (B) May 1, 1999 or (C) the consummation of an Initial Public Offering under
               Section 9.1 of the Third Amended and Restated Agreement of Limited Partnership of Mazel Company L.P. dated as of November 1, 1995 (the "PARTNERSHIP AGREEMENT") among Mazel/D&K, Inc. and the Managing Partner, as general partners, and ZS Mazel, Inc. and the Employee and certain other individuals, as limited partners.

                  3.6 ANNUAL BONUS. During the Term, the Employee shall be entitled to receive an annual bonus (the "Annual Bonus") based upon the Partnership's operating income for each fiscal year of the Partnership ending during the Term, commencing with the 1995 fiscal year. The Annual Bonus for
1995 shall be Eighty Thousand Dollars ($80,000) paid on or before January 31, 1996. The Annual Bonus for the following fiscal years shall be an amount equal to fifty percent (50%) of the Annual Salary in effect for the relevant fiscal year in the event that the Partnership's operating income, calculated in accordance with generally accepted accounting principles consistently applied, equals or exceeds the "TARGET AMOUNT" (as hereinafter defined) for such
fiscal year.   If the Partnership's operating income for any fiscal year is less than the Target Amount for such fiscal year, the Annual Bonus shall be the amount, if any, equal to (i) (A) the percentage of the Target



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Amount which such operating income represents, minus eighty percent
(80%), divided by (B) twenty percent (20%), multiplied by (ii)
fifty percent (50%) of the Employee's Annual Salary in effect for
such fiscal year.   For example, if the Partnership's operating
income is ninety percent (90%) of the Target Amount for the 1996 fiscal year, the Annual Bonus shall be calculated as follows:

(90%-80%)
 -------   X    $210,000  =  $105,000
   20%

If the Partnership's operating income for any fiscal year is less than eighty percent (80%) of the Target Amount for such fiscal year, no Annual Bonus shall be payable for such fiscal year. For purposes of this Agreement, the term "TARGET AMOUNT" shall mean an amount to be determined by the General Partners after consulting with the Employee (if the Employee is then employed hereunder). The Annual Bonus for each fiscal year shall be paid in full to the Employee as soon as practicable after (but not later than thirty
(30) days) the Partnership's audited financial statement for such fiscal year is available to the Partnership.

                3.7     ADDITIONAL EQUITY INVESTMENT; REPURCHASE
BY PARTNERSHIP. Simultaneously with the parties' execution and delivery of this Agreement, the Employee has also made an investment of Four Hundred Five Thousand Dollars ($405,000) in cash in connection with his admission as a limited partner of the Partnership pursuant to the Partnership Agreement (the limited partnership interest so acquired by the Employee in the Partnership is herein referred to as the "PARTNERSHIP INTEREST"). In the event of the occurrence of a "TRIGGER EVENT" (as defined in the Purchase



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and Sale Agreement (the "Purchase Agreement"), dated as of November
1, 1995, among the Employee, the Managing Partner, Mazel/D&K, Inc., and the Partnership), the Partnership shall have the right, on written notice to the Employee, to redeem and cancel the Employee's Partnership Interest (whether such Partnership Interest is then held by the Employee or has been transferred in a "PERMITTED TRANSFER" (as defined in the Partnership Agreement) to another Person) in consideration of the payment to the Employee (or, in the case of a Permitted Transfer, the applicable holder of the Partnership Interest) by the Partnership of the "PURCHASE PRICE"
(as defined in the Purchase Agreement). The Purchase Price shall be payable in the manner specified in Section 8.7 of the Partnership Agreement.

                  3.8 EMPLOYEE EQUITY PLAN. During the Term, the Employee shall be entitled to participate in the "EMPLOYEE EQUITY PLAN" (as such term is defined in the Partnership Agreement) and has purchased Four Hundred Ninety (490) "UNITS" (as such term is defined in the Partnership Agreement) pursuant to the Award
Agreement executed and delivered by the parties hereto simultaneously with the execution and delivery of this Agreement, a copy of which is attached as EXHIBIT A to this Agreement.

                  3.9     AUTOMOBILE.   During the Term, the Employee
shall be entitled to usage of an automobile of his choice which shall be leased by the Partnership, provided that the monthly lease payments thereon do not exceed Five Hundred Dollars ($500) and the Partnership shall be responsible for the insurance, gasoline and maintenance required for such automobile.



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        4.      TERMINATION UPON DEATH OR DISABILITY.   If the
Employee dies during the Term, the obligations of the Partnership to or with respect to the Employee shall terminate in their entirety except as otherwise provided under this Section 4. If the Employee by virtue of ill health or other physical or mental disability is unable to perform substantially and continuously any material portion of the duties assigned to him for ninety (90) days in the aggregate during any twelve (12) month period, or for any sixty (60) consecutive days, the Partnership shall have the right to terminate the employment of the Employee upon notice in writing to the Employee; provided that (i) after receipt of notice from the Partnership, the Employee shall have the right within ten (10) days after such notice to dispute the Partnership's ability to terminate him under this Section 4, (ii) within ten (10) days after exercising such right he shall submit to a physical examination by the Chief of Medicine of any major hospital in the metropolitan Columbus, Ohio area, and (iii) unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Employee is capable of resuming his employment and devoting his full time and energy to discharging his duties within ten (10) days after the date of such statement the Partnership shall have the right to terminate the Employee under this Section 4 without further dispute. Upon termination under this Section 4, the Employee (or the Employee's estate or beneficiaries in the case of the death of the Employee) shall be entitled to receive any Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement, and reimbursement



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under this Agreement for expenses incurred, prior to the date of termination (for these purposes, if such termination occurs during a fiscal year, the Annual Bonus for such fiscal year shall be prorated based upon the number of days in such fiscal year which elapsed before such termination and shall be paid at the time provided for in Section 3.6); thereafter, the Partnership shall have no further liability to the Employee except for payment of the Deferred Signing Bonus to the extent, in the manner and at the times set forth in Section 3.5. No provision of this Agreement shall limit any of the Employee's (or his beneficiaries') rights under any insurance, pension or other benefit programs of the Partnership for which the Employee shall be eligible at the time of such death or disability.

        5.      CERTAIN TERMINATIONS OF EMPLOYMENT.

                5.1 TERMINATION FOR CAUSE. "CAUSE" shall be deemed to exist if the Employee (i) is convicted of (or pleads nolo contendere to) a felony, a crime of moral turpitude or any crime involving the Partnership (other than pursuant to actions taken at the direction or with the approval of the Managing Partner),
(ii) is found by reasonable determination of the Managing Partner, made in good faith, to have engaged in (A) willful misconduct,
(B) willful or gross neglect, (C) fraud, (D) misappropriation or
(E) embezzlement in the performance of his duties hereunder, or
(iii) breaches in any material respect the terms and provisions of this Agreement (including, but not limited to, any termination by the Employee of his employment hereunder otherwise than as described in Section 5.2). The Partnership may terminate the



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Employee's employment hereunder for Cause on written notice (which notice shall specify the reasons for such termination) given to the Employee at any time following the occurrence of any of the events described in clauses (i) through (iii) of the foregoing sentence. Upon such termination, the Employee shall be entitled to receive any Annual Salary, Annual Bonus and other benefits earned and accrued under this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the date of such termination (provided that, for these purposes and for all other purposes of this Agreement, if such termination occurs after the last day of a fiscal year then the unpaid Annual Bonus (if any) otherwise payable under Section 3.6 for such fiscal year shall be deemed to have been earned and accrued, but in no event shall any portion of any other subsequent Annual Bonus be deemed to have been earned or accrued); thereafter, the Partnership shall have no further liability to the Employee (including but not limited to any liability for the Deferred Signing Bonus) .

                5.2     TERMINATION BY THE PARTNERSHIP WITHOUT CAUSE;
CERTAIN TERMINATIONS BY THE EMPLOYEE.   During the Term, the
Partnership may terminate the Employee's employment hereunder for any reason on at least thirty (30) days' written notice given to the Employee. If (i) the Partnership so terminates the Employee during the Term, and such termination is not described in Section
4 or 5.1, or (ii) at a time at which no Cause exists, the Employee terminates his employment hereunder during the Term and such termination (A) is described in Section 5.3 or (B) is because of any Material Adverse Modification, then



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     (I)  the Employee shall be entitled to receive any Annual Salary, Annual
          Bonus and other benefits earned and accrued under this Agreement, and reimbursement under this Agreement for expenses incurred, prior to the date of such termination;

     (II) during the twenty-four (24) month period following such termination, the Employee shall also be entitled to

          (A) continue to receive the Annual Salary payable in the amounts and at the times provided for in Section 3.1 as if such employment had not otherwise been so terminated;

          (B) continue to receive the Annual Bonus or, if applicable, Annual Bonuses (if any) payable at the times provided for in Section 3.6 as if such employment had not otherwise been so terminated; provided, however, that, for these purposes, and notwithstanding
               Section 3.6, the amount of each Annual Bonus (if any) otherwise payable under the foregoing provisions of this clause (B) shall be an amount equal to (x) if the termination occurs on or before the last day of the fiscal year which includes the effective date hereof, the Annual Bonus (if any) payable in the amount provided for in Section 3.6 for the fiscal year of termination as if such employment had not otherwise been so terminated, and (y) if the termination occurs after the last day of the fiscal year which includes the effective date hereof, the average of the Annual Bonuses (including, but not limited to, Annual Bonuses of $0) actually payable under Section 3.6 for the three fiscal years ending before such termination (or if less, the number of fiscal years ending before such termination); and

          (C) continuation of any group life, health and automobile-related benefits to which the Employee is otherwise entitled hereunder on substantially the same terms and conditions (including with respect to the cost, if any, to the Employee), subject to generally applicable changes to the level (and cost) of coverage that may be made with respect to senior executives generally; provided that such continuation shall not be required hereunder to the extent that the Employee is entitled (absent any individual waivers or other arrangements) to receive during such period the same type of coverage from another employer or recipient of the Employee's services;

          provided that no amounts shall be payable under this clause (II) if the Employee's employment is terminated by


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          the Partnership or by him after the issuance of a court order that restricts the Employee's ability to work for the Partnership.

Thereafter, the Partnership shall have no further liability to the Employee except for the payment of the Deferred Signing Bonus to the extent, in the manner and at the times set forth in Section 3.5; provided, however, that such payment of the Deferred Signing Bonus shall in no event be made if the Employee's employment is terminated by the Partnership or by him after the issuance of a court order that restricts the Employee's ability to work for the Partnership .

                5.3 CHANGE IN CONTROL. (a) The Partnership shall make its best efforts to give the Employee notice of a Change in Control at least thirty (30) days before the Change in Control is consummated; provided that such notice may be given at such time as the Partnership becomes aware of the proposed Change in Control within such thirty (30) day period. If the Employee elects to terminate his employment hereunder effective upon the consummation of such Change in Control, then such termination shall be deemed for purposes of this Agreement to be described by Section 5.2 if
(i) the termination occurs at a time at which no Cause exists, (ii) neither the Partnership nor any of its subsidiaries or other
"AFFILIATES" (which shall include any entity directly or indirectly controlling or controlled by the Partnership or any of its subsidiaries or by the partners of the Partnership (or the partners of such partners)) shall have become a reporting company pursuant to Section 12 or 15 of the Securities Exchange Act of 1934, as amended, or any successor statute, and (iii) the Employee has



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reasonably determined, after a diligent and good-faith review of all relevant, objective facts and circumstances, that his authority has been adversely modified or diminished (provided that in no event shall there be deemed to have occurred such a modification or diminution solely because the business of the Partnership becomes part of a larger business, and the Employee's responsibilities do
not extend to the other aspects of such larger business).   For
these purposes, "CHANGE IN CONTROL" means an event or series of events in respect of which the Partnership is no longer directly or indirectly controlled by one or more of ZS Fund L.P., ZS Mazel L.P., ZS Mazel, Inc., Mazel/D&K, Inc. and Reuven Dessler and each of the affiliates of any of the foregoing; provided that a Change in Control shall in no event be deemed to have occurred on account of the death or disability of Reuven Dessler.

        (b) Notwithstanding any other provision of this Agreement, in the event that any payment or benefits provided by the Partnership (or an Affiliate) to the Employee under or outside of the terms of this Agreement would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE"), the payments or benefits provided hereunder shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by
Section 4999 of the Code, but only if, by reason of such reduction, the Employee's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "NET AFTER TAX BENEFIT" for purposes of this Section 5.3 shall mean the sum of

     (i) the total amount payable to the Employee under this Agreement, PLUS

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     (ii) all other payments and benefits which the Employee receives or is then entitled to receive from the Partnership and any of its Affiliates that would constitute a "parachute payment" within the meaning of Section 280G of the Code, LESS

     (iii) the amount of federal income taxes payable with respect to the payments and benefits described in clauses (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Employee (based upon the rate in effect for such year as set forth in the Code at the time of the first payment of the foregoing), LESS

     (iv) the amount of excise taxes imposed with respect to the payments and benefits described in clauses (i) and (ii) above by Section 4999 of the Code.

All calculations under this Section 5.3(b) shall be made by the Partnership in consultation with its outside auditors.

        6.      COVENANT OF THE EMPLOYEE.

                6.1     COVENANT AGAINST COMPETITION.   The Employee
acknowledges that (i) the principal businesses of the Partnership and its subsidiaries and other Affiliates are the "WHOLESALE BUSINESS" (as defined below) and the "RETAIL CLOSEOUT BUSINESS" (as defined below) (such businesses, and any and all other businesses that, after the effective date hereof and from time to time during the Term, are engaged in by the Partnership or its subsidiaries or other Affiliates, herein being collectively referred to as the "COMPANY BUSINESS"); (ii) the value of all goodwill resulting from the operation of the Company Business of the Partnership and its subsidiaries and other Affiliates should properly belong to the Partnership and its subsidiaries and other Affiliates; (iii) upon repurchase of any portion of the Employee's interest in the Partnership by the Partnership pursuant to the Award Agreement or by the Partnership, Mazel/D&K, Inc. or the Managing Partner pursuant to the Purchase Agreement and the Partnership Agreement,


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the Employee will have no right or interest to such goodwill; (iv)
the covenants and agreements of the Employee in this Section 6 are necessary to preserve the value of such goodwill for the benefit of the Partnership and its subsidiaries and other Affiliates; and (v) the Partnership would not have entered into this Agreement or any other arrangements regarding the sale of equity of the Partnership or its Affiliates to the Employee but for the covenants and agreements set forth in this Section 6. Accordingly, the Employee covenants and agrees that:

        (a) If there is a repurchase of any portion of the Employee's interest in the Partnership in accordance with this Agreement, the Award Agreement, the Purchase Agreement, or the Partnership Agreement, and if, prior to such repurchase date the Partnership or any of its subsidiaries shall have become a reporting company pursuant to Section 12 or 15 of the Securities Exchange Act of 1934, as amended, or any successor statute, then, during the twelve (12) month period following the expiration of the Term (the "RESTRICTED PERIOD"), provided that the Restricted Period with respect, directly or indirectly, to Consolidated shall in all events extend through such twelve (12) month period, the Employee shall not in the United States of America (1) engage in the Company Business, whether as part of a division or otherwise, for the Employee's own account; (2) render any services to any person or entity (other than the Partnership or its subsidiaries) engaged in such activities, whether as part of a division or otherwise; or
(3) become interested in any such person or entity (other than the Partnership or its subsidiaries) as a partner, officer, director,



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shareholder, principal, agent, employee, consultant or in any other relationship or capacity; provided, however, that notwithstanding the above, the Employee may own, directly or indirectly, solely as an investment, securities of any such person or entity which are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System if the Employee (A) is not a controlling person of, or a member of a group which controls, such person or entity and (B) does not, directly or indirectly, own four percent (4%) or more of any class of securities of such person or entity.

        (b)     During and after the Restricted Period,
the Employee shall keep secret and retain in strictest confidence, and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Partnership and its subsidiaries, all confidential matters relating to the Company Business and to the Partnership and its subsidiaries learned by the Employee on or after the effective date hereof directly or indirectly from the Partnership and its subsidiaries, including, without limitation, information with respect to (a) prospective store locations, (b) sales figures (whether per store or otherwise), (c) profit or loss figures (whether per store or otherwise), and (d) customers, clients, suppliers, sources of supply and customer lists (the "CONFIDENTIAL COMPANY INFORMATION") and shall not disclose the Confidential Company Information to anyone outside of the Partnership or its subsidiaries except with the Partnership's express written consent and except for Confidential Company Information which (1) is at the time of



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receipt or thereafter becomes publicly known through no wrongful act of the Employee, (2) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or (3) was previously known by the Employee before being employed by the Partnership.

        (c) During the Restricted Period, the Employee shall not, without the Partnership's prior written consent, directly or indirectly, knowingly solicit or encourage to leave the employment of the Partnership or its subsidiaries, any employee of the Partnership or its subsidiaries or hire any employee who has left the employment of the Partnership or its subsidiaries after the effective date of this Agreement within one year of the termination of such employee's employment with the Partnership and its subsidiaries.

        (d) All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by the Employee or made available to the Employee concerning the Company Business or the Partnership and its subsidiaries shall be the Partnership's property and shall be delivered to the Partnership at any time on request, provided such property is then possessed by the Employee and can be readily identified as such by him; provided that, notwithstanding the foregoing, the Employee may retain a copy of his rolodex.

        (e) For purposes hereof, "WHOLESALE BUSINESS" shall mean any business involving (i) the wholesale distribution of merchandise acquired through purchases of (A) overstocks, (B) closeouts, (C) items liquidated by a manufacturer or by a retail



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store, (D) merchandise available in connection with bankruptcies or other distress situations, (E) merchandise at or below regular price primarily as a result of the production of the merchandise occurring during periods in which the production facilities otherwise would be idle or would have underutilized capacity or (F) buybacks made by a manufacturer of a competitor's or its own merchandise, or (ii) the importing of types or categories of merchandise with respect to which, at the time the Employee terminates employment or at any time during the Term, the Partnership (A) transacts (or has transacted) wholesale business, or otherwise sells or purchases (or has sold or purchased) or (B) has committed to sell or purchase; provided that a business shall be deemed to be a Wholesale Business only if it has Ten Million Dollars ($10,000,000) or more in sales from activities described from clauses (i) and (ii) in the aggregate during either of the following periods: (1) the twelve (12) most recently completed calendar months prior to the Employee's involvement with such business or (2) the Restricted Period.

        (f)     For purposes hereof, "RETAIL CLOSEOUT
BUSINESS" shall mean any retail business (i) fifty percent (50%) or more of the inventory of which, in the aggregate, is acquired through purchases of (A) overstocks, (B) closeouts, (C) items liquidated by a manufacturer or by a retail store, (D) merchandise available in connection with bankruptcies or other distress situations, (E) merchandise at below regular price primarily as a result of the production of the merchandise occurring during periods in which the production facilities otherwise would be idle or would have underutilized capacity or (F) buybacks made by a manufacturer of a competitor's or its own merchandise, and (ii) which owns or operates a location within a ten (10) mile radius of any location owned or operated by the Partnership or its subsidiaries or other Affiliates; provided that in no event shall the business of operating discount stores, specialty stores or deep-discount drug store businesses be considered to be a Retail Closeout Business at any particular time unless (A) the Partnership is engaged in such business at such time or (B) the business is part of an operation which, taking into account such business and the other aspects of the operation in the aggregate, is a Retail Closeout Business as a result of purchases of merchandise described in clauses (i) (A) through (i) (F) .

        6.2 RIGHTS AND REMEDIES UPON BREACH. If the Employee breaches, or threatens to commit a breach of, any of the provisions of Section 6.1 (the "RESTRICTIVE COVENANTS"), the Partnership and its subsidiaries shall have the following rights and remedies (upon compliance with any necessary prerequisites imposed by law upon the availability of such remedies), each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Partnership or its subsidiaries under law or in equity:

                (a)     The right and remedy to have the
Restrictive Covenants specifically enforced (without posting bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Employee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Partnership and that money damages will not provide an adequate remedy to the Partnership.

                (b)     The right and remedy to require the
Employee to account for and pay over to the Partnership and its subsidiaries all compensation, profits, monies, accruals, increments or other benefits (collectively, "BENEFITS") derived or received by him as the proximate result - i.e. actual damages - of a breach of the Restrictive Covenants, and the Employee shall account for and pay over such Benefits to the Partnership and, if applicable, its affected subsidiaries.

        7.      OTHER PROVISIONS.

                7.1 SEVERABILITY. The Employee acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                7.2 BLUE-PENCILLING. If any court determines that any of the covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                7.3 ENFORCEABILITY; JURISDICTIONS . The Partnership and the Employee intend to and hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of the Restrictive Covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of breadth of scope or otherwise, it is the intention of the Partnership and the Employee that such determination not bar or in any way affect the Partnership's right or the right of its subsidiaries to the relief provided above in the courts of any other jurisdiction within the geographical scope of such Restrictive Covenants, as to breaches of such Restrictive Covenants in such other respective jurisdictions, such Restrictive Covenants as they relate to each jurisdiction being, for this purpose, severable, diverse and independent covenants, subject, where appropriate, to the doctrine of RES JUDICATA.

                7.4 SET-OFF. The Employee acknowledges and agrees that the Partnership may set-off against any or all amounts payable to the Employee hereunder any or all amounts payable by the

Employee to the Partnership in respect of a breach by the Employee of any of the provisions of Section 6.

                7.5    NOTICES.   Any notice or other communication
required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

                      (i)     If to the Partnership, to:

                              Mazel Company L.P.
                              31000 Aurora Road
                              Solon, Ohio  44139
                              Attention:      Managing Partner

                              with a copy to:

                              ZS Fund L.P.
                              120 West 45th Street
                              Suite 2600
                              New York, New York  10036
                              Attention:      Ned L. Sherwood

                              and

                              Rogers & Wells
                              200 Park Avenue
                              New York, New York  10166
                              Attention:      Steven A. Hobbs

                      (ii)    If to the Employee to:

                              Brady J. Churches
                              1677 Taylor Corners Circle
                              Columbus, Ohio  43004

                              with a copy to:

                              James G. Ryan, Esq.
                              Schwartz, Kelm, Warren & Ramirez
                              41 South High Street
                              Columbus, Ohio  43215

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

                7.6 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                7.7 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

                7.8     GOVERNING  LAW.    This  Agreement shall be
governed by, and construed in accordance with, the laws of the State of Ohio without regard to principles of conflicts of law.

                7.9 ASSIGNMENT. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by the Employee; any purported assignment by the Employee in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Partnership's assets or business, whether by merger, consolidation or otherwise, the Partnership may assign this Agreement and its rights hereunder.

                7.10    BINDING EFFECT.   This Agreement  shall be
binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

                7.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

                7.12 HEADINGS. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

                7.13    CHANGE OF LOCATION.   During the Term, the
Partnership's Retail Division shall be headquartered in the Columbus Metropolitan Area, Ohio. In the event that the Managing Partner shall explicitly, in writing, request or demand to the Employee that such headquarters be relocated outside of the Columbus Metropolitan Area, the Employee may on thirty (30) days prior written notice to the Partnership elect to terminate his employment hereunder in the event that the Partnership does not rescind its request or demand, in which case the Employee's employment hereunder shall be deemed to have been terminated by the Partnership pursuant to Section 5.2 and he shall be entitled to receive the amounts set forth in such Section, and Section 6 shall no longer apply.

                7.14    EQUITY INVESTMENTS.   During the Term, the
Partnership will reserve Two Thousand (2,000) Units thereof for issuance to officers of the Partnership employed in the Partnership's Retail or Wholesale Divisions.

                7.15    EXPENSES.   In the event that the Employee
commences any legal proceeding against the Partnership to enforce the Employee's rights under this Agreement and the Employee prevails in such legal proceeding, the Partnership shall reimburse the Employee for the reasonable fees and disbursements of the Employee's attorneys incurred with respect to that portion of the legal proceeding with respect to which the Employee is the prevailing party.

                7.16 INDEMNIFICATION. (a) The Employee represents and warrants to the Partnership that: (i) the Employee's execution, delivery and performance of this Agreement does not and will not violate, conflict with or constitute a default (with notice or lapse of time or both) under any written agreement or instrument to which the Employee is a party and (ii) prior to the effective date of this Agreement, the Employee has disclosed to the Managing

Partner all material facts regarding the circumstances concerning the Employee's previous employment with Consolidated.

                (b) Subject to the provisions of this Section 7.16, to the fullest extent permitted by law, the Partnership shall indemnify the Employee if he is a party or is threatened to be made a party to any legal proceeding (other than a legal proceeding against the Employee by the Partnership) (a  "PROCEEDING"),
threatened or pending, whether civil, criminal, administrative or investigative, by reason of his service to the Partnership as a director, officer, trustee, employee or agent, or service at the written request of the Partnership as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or enterprise, against the Employee's reasonable attorneys' fees and disbursements, reasonable out-of-pocket travel expenses to and from the forum of the Proceeding and judgments, fines and amounts paid in settlement in connection with the
Proceeding. Such attorneys' fees and expenses shall be paid by the Partnership as they are incurred upon receipt, in each case, of an undertaking by the Employee to repay such amounts if it is ultimately determined, as provided below, that the Employee is not
entitled to indemnification hereunder.   The Employee shall not
settle any Proceeding without the prior written consent of the Partnership unless, as a condition thereof, the Partnership receives a full and unconditional release of all liability in
respect of the Proceeding.   The Employee shall provide the
Partnership with prompt written notice of any Proceeding in respect of which he is entitled to indemnification hereunder, provided that the Employee shall not lose his rights to indemnification hereunder for failure to give such notice unless the Partnership is prejudiced by such failure.

                (c) Except as provided in Section 7.16(d), the indemnification provided for in Section 7.16(b) (i) shall apply in all cases except where the Employee did not act or failed to act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Partnership or where the Employee's action or failure to act constituted gross negligence or willful misconduct, or, with respect to any criminal action or proceeding, where he did not have reasonable cause to believe his conduct was lawful (collectively, the "STANDARD OF CARE") and (ii) may be denied by the Partnership only if a court of competent jurisdiction determines that the Employee did not meet the Standard of Care.

                (d) The indemnification provided for in Section 7.16(b) shall also apply to any Proceedings brought by Consolidated which result from or relate to the Employee's vacating his previous employment with Consolidated and entering into this Agreement, including without limitation the lawsuit styled CONSOLIDATED STORES CORPORATION V. MARK HANNERS AND BRADY CHURCHES filed in the Common Pleas Court of Franklin County, Ohio on July 3, 1995, except where such Proceedings arise to any extent out of matters the existence (or lack of disclosure) of which constitute a breach of the representations and warranties of the Employee contained in Section
7.16 (a).

                (e) The indemnification provided by this Section shall survive termination of the Employee's employment with the Partnership; provided, however, that indemnification with respect to the matters set forth in Section 7.16(d) shall terminate in the event that the Employee's employment with the Partnership is terminated pursuant to Section 5.1 hereof (including, but not limited to, any termination under Section 5.1 on account of a termination by the Employee of his employment otherwise than as described in Section 5.2).

                (f) The provisions of this Section 7.16 shall not be deemed to be exclusive of any other rights to which the Employee may be entitled under applicable law, the Partnership Agreement or any other written agreement between the Partnership and the Employee.

                7.17    INDEMNIFICATION BY EMPLOYEE.   The Employee
acknowledges and agrees that the Partnership and its Affiliates incurred legal expenses in connection with the Employee's employment dispute with Consolidated. The Employee acknowledges that the Partnership would not have incurred such expenses but for the Partnership's expectation that the Employee would become an employee and remain an employee of the Partnership for the entirety of the Vesting Period. Accordingly, if the Employee has terminated his employment hereunder before the end of the Vesting Period (other than a termination under Section 5.2 because of a Material Adverse Modification), then, no later than fifteen (15) days after such termination, the Employee shall pay to the Partnership an amount equal to the lesser of (i) the excess (if any) of (A) Three Hundred Ten Thousand Dollars ($310,000) over (B) the amount of reduction in Annual Salary under Section 3.1(b) or (ii) the sum of
(A) One Hundred Thousand Dollars ($100,000) plus (B) the aggregate principal amount of all Promissory Notes outstanding at such time; provided that, if the termination of employment is pursuant to a court order that restricts the Employee's ability to work for the Partnership, then the Employee only will be liable for payments under this Section 7.17 on account of such termination (but may be so liable in the event of a subsequent termination, if otherwise liable under this Section 7.17) if (x) such restriction is removed prior to the end of the Vesting Period and (y) he does not recommence employment with the Partnership within three  (3)
business days of the removal of such restriction (in which case the Employee's payment under this Section 7.17 shall be made no later than fifteen (15) days after the expiration of such three (3) day period). The parties acknowledge that such amount is in partial reimbursement of such legal expenses. If the Employee shall fail to pay the foregoing amount when due, and without limitation of the right of the Partnership to exercise its legal rights to require repayment, the Employee shall be required to pay interest thereon from the last day of the Vesting Period to the date when paid at the rate of the prime rate of Citibank, N.A. as from time to time in effect plus five hundred (500) basis points.

                7.18    WITHHOLDING. The Partnership shall be
entitled to withhold from any payments or deemed payments any amount of withholding required by law.

        IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written effective as of August 14, 1995.


                               MAZEL COMPANY L.P.
                               By: ZS MAZEL L.P.,
                                   its Managing Partner
                               By: ZS MAZEL, INC.,
                                   General Partner of ZS Mazel L.P.




                               By: /s/ Ned Sherwood
                                   -----------------------------------
                               Name:
                               Title:



                                /s/ Brady J. Churches
                                --------------------------------------
                                           BRADY J. CHURCHES




NC5218